Pricing Supplement dated February 23, 2003                       Rule #424(b)(3)
(To Prospectus dated July 15, 2002)                           File No. 333-90642

                                  ADVANTA CORP.

                          For use only by residents of:
            CA, CO, CT, DE, FL, GA, KS, MA, MD, MN, NJ, NY, OR and PA

           who are holders of existing Investment Notes and who renew a maturing Investment Note on or before April 5, 2003

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                            Advanta Investment Notes
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
                     PRINCIPAL AMOUNT                       PRINCIPAL AMOUNT
                     $5,000 TO $49,999                        $50,000 PLUS
                     -----------------                      ----------------
                INTEREST           ANNUAL            INTEREST              ANNUAL
TERM              RATE        PERCENTAGE YIELD*        RATE           PERCENTAGE YIELD*
----              ----        ----------------         ----           -----------------
91 days           2.91%             2.95%              2.91%               2.95%
 6 month          3.39%             3.45%              3.39%               3.45%
12 month          4.88%             5.00%              4.88%               5.00%
18 month          5.35%             5.50%              5.35%               5.50%
24 month          6.49%             6.70%**            6.49%               6.70%**
30 month          6.72%             6.95%**            6.95%               7.20%**
36 month          7.10%             7.36%**            7.33%               7.60%**
48 month          8.07%             8.40%**            8.30%               8.65%**
60 month          8.99%             9.41%**            9.22%               9.66%**

* The Annual Percentage Yield assumes all interest reinvested daily at the stated rate.

** The stated Annual Percentage Yields (APYs) include Additional Interest (as defined in the prospectus dated July 15, 2002) being offered only to holders of maturing Investment Notes who renew those Investment Notes for a 24, 30, 36, 48 or 60 month term on or before April 5, 2003. The Additional Interest for the 24, 30 and 36 month terms consists of a bonus of .10% over the APYs currently in effect for all other purchasers of 24, 30 and 36 month Investment Notes. The Additional Interest for the 48 and 60 month terms consists of a bonus of .15% over the APYs currently in effect for all other purchasers of 48 and 60 month Investment Notes.

                  ADDITIONAL INFORMATION - RECENT DEVELOPMENTS

We file annual, quarterly and special reports, proxy statements and other information, including information about recent developments, with the SEC. You may read and copy any document we file at the following public reference room maintained by the SEC at:
                                 Judiciary Plaza
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC's Internet website at http://www.sec.gov.

AN OFFER CAN ONLY BE MADE BY THE PROSPECTUS DATED JULY 15, 2002, IN CONJUNCTION WITH THIS PRICING SUPPLEMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 9 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES. THE NOTES REPRESENT OBLIGATIONS OF ADVANTA CORP. AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY GOVERNMENTAL OR PRIVATE ENTITY.

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                           FOR MORE INFORMATION CALL
                                 1-800-223-7074
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